UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2015

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36642 (Commission File Number)	45-5605880 (IRS Employer Identification No.)

3301 N. Thanksgiving Way, Suite 500
Lehi, Utah 84043
(Address of principal executive offices, including zip code)

(877) 404-4129
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 25, 2015, subsidiaries of Vivint Solar, Inc. (the “Company”) entered into an Amended and Restated Loan Agreement, among Bank of America, N.A., as administrative agent (“Bank of America”), Vivint Solar Financing I, LLC (the “Borrower”), Vivint Solar Holdings, Inc., the other guarantor subsidiaries of the Company party thereto, and the lenders party thereto (such agreement, “Amended and Restated Loan Agreement”), amending and restating the Loan Agreement dated September 12, 2014 (as amended from time to time, the “Original Loan Agreement”).

Pursuant to the Amended and Restated Loan Agreement, the parties agreed, among other things, to (i) modify the definitions of “Advance Rate” and “Available Borrowing Base” in the Original Loan Agreement to change the formula for determining the amount that the Borrower may borrow under the Original Loan Agreement with respect to the Subject Funds, without changing the $375 million loan commitment, enabling the Borrower to draw additional loan proceeds from the existing portfolio of Subject Funds by increasing the amount that can be borrowed with respect to Subject Funds that are Cash-Sweep Funds and with respect to certain Systems that have not yet received permission to operate from the local utility, (ii) convert the facility from a term facility into a revolving facility, (iii) define a new Eligible Structure for tax equity funds that are structured as inverted leases thereby enabling borrowings, subject to further lender approval, against such Subject Funds that may be added to the facility in the future and (iv) require the Borrower to enter into an interest rate hedging agreement before 180 days prior to the end of the Availability Period.  Capitalized terms included in this paragraph that are not otherwise defined in this Item 1.01 have the meanings ascribed to them in the Original Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ Dana C. Russell Dana C. Russell Chief Financial Officer and Executive Vice President

Date: December 2, 2015